August 28, 2007

Mr. Richard H. Anderson

Dear Richard:

I am pleased to confirm our offer of employment for the position of Chief Executive Officer of Delta Air Lines, Inc. (“Delta” or “Company”). As per our discussions, your active employment in this position will begin on September 1, 2007 (“Starting Date”). The following information generally summarizes the terms of our agreement.

Your starting annual base salary will be at the rate of $600,000 per annum, payable in accordance with the usual pay practices of the Company, and will be subject to annual review by the Board of Directors.

To align your variable compensation opportunities with the creation of shareholder value and the variable compensation opportunities provided to all Delta people, you will participate in certain annual and long-term incentive plans as outlined below.

1.

You will participate in our annual cash incentive plan, the Delta Management Incentive Plan (“MIP”), according to the terms of the MIP as in effect from time to time. The 2007 MIP links pay and performance by providing approximately 1,200 management employees with a compensation opportunity based on Delta’s achieving key business plan goals in this year. It also aligns the interests of Delta’s management and other employees because these goals are the same ones that drive payouts under the broad-based employee profit sharing plan and shared rewards program. For 2007, your Target MIP Award (as defined in the MIP) will be 150% of the annual base salary prorated for actual service in 2007. For 2008, your Target MIP Award will be at least 150% of your starting annual base salary.

2.

You will participate in Delta’s long-term incentive program on the same basis as the Company’s other Executive Officers. In 2008, you will receive a long-term incentive award with a targeted value of $4,000,000. This award will generally vest over a three-year period and is subject to the performance goals and other terms and conditions as may be established by the Personnel & Compensation Committee of Delta’s Board of Directors.

3.

In recognition of the substantial compensation awards that we understand you will forfeit by leaving your current employer, upon the Starting Date, you will receive certain equity awards under Delta’s 2007 Performance Compensation Plan (the “2007 Plan”). The terms of these awards, which are attached hereto as Exhibit A, are similar to the equity awards granted to Delta officers in connection with the Company’s emergence from bankruptcy on April 30, 2007. The value of these awards is tied to and contingent on Delta’s future performance.

Mr. Richard H. Anderson

August 28, 2007

Except as otherwise provided in this letter agreement, your employment with Delta will be subject to Delta’s standard policies applicable to all employees and will be governed by the terms and conditions of the Human Resources Practices Manual, as may be amended from time to time hereafter. You will also be entitled to such other benefits as are provided to the Company’s Executive Officers.

During your employment with Delta, you may continue to serve as a member of the board of directors for Cargill, Incorporated and Medtronic, Inc. In addition, subject to approval by the Delta Board of Directors, you will be allowed other outside activities such as corporate, trade, and charitable board memberships.

You will also be subject to non-competition, non-solicitation, and confidentiality covenants, as provided in Exhibit A.

You will be eligible to participate in Delta’s standard benefit programs applicable to all employees, as amended from time to time, including healthcare, disability, and defined contribution retirement plans.

In addition, you will participate in the Delta Air Lines, Inc. Officer and Director Severance Plan (“O&D Plan”) in accordance with the terms of the O&D Plan, subject to the understanding that (a) “Severance Pay” shall mean 24 months’ Base Salary, plus 200% of any applicable MIP Target Amount (as such terms are defined in the O&D Plan), (b) “Severance Period” shall mean 24 months after the date of your termination of employment and (c) the definition of Severance Event (as defined in the O&D Plan) shall include your resignation for Good Reason (as such term is defined in the 2007 Plan).

You will be eligible for a relocation benefit as provided under the terms of the Delta Air Lines Officer Relocation Program (“Relocation Policy”), except that the provisions of this policy will apply for 18 months. In addition, should you sell your Minnesota residence within 18 months of the Effective Date and the net sales price, as defined in the Relocation Policy, is less than $2,100,000 (your cost of acquiring that residence), Delta will reimburse you for the difference. If you are due the difference between the sales price and your cost of acquiring that residence, such payment will be grossed-up to cover taxes due on this payment.

All consideration provided by Delta shall be provided subject to withholding and other federal, state and local taxes and deductions as provided by law.

This letter agreement supersedes all prior discussions and documentation concerning your compensation arrangements with the Company.

If the terms provided herein reflect your understanding of our agreement and you accept employment based on these terms, please indicate your acceptance by signing the two original letters provided. Please keep one letter for your records and return the other to me.

Mr. Richard H. Anderson

August 28, 2007

Richard, we are extremely pleased to have you join the Delta team, and we look forward with great pleasure to our association with you in this important role at Delta.

Sincerely,

/s/ David R. Goode

David R. Goode

Chair, Personnel & Compensation Committee

Board of Directors of Delta Air Lines, Inc.

/s/ Richard H. Anderson

Richard H. Anderson

29 August 2007

Date

Enclosure

Exhibit A

DELTA 2007 PERFORMANCE COMPENSATION PLAN

AWARD AGREEMENT

August 28, 2007

Richard H. Anderson

This Award Agreement, including Appendix A hereto (the “Agreement”), describes some of the terms of your award (the “Award”) under the Delta 2007 Performance Compensation Plan (the “Plan”). Your Award is subject to the terms of the Plan and this Agreement. Words beginning with a capital letter which are used but not otherwise defined in this Agreement have the meaning set forth in the Plan. In order for this Award to become effective, you must accept the Award in accordance with the terms of Section 9 below. This Agreement is contingent on your commencement of employment as the Chief Executive Officer of Delta Air Lines, Inc. as of September 1, 2007. If, for any reason, your employment does not commence on that date, this Agreement shall be null and void as of that date.

1.         Summary of Award. Subject to your acceptance, your Award will include a Nonqualified Stock Option, Restricted Stock and a Performance Award as described below. Terms applicable to your Award, including vesting and forfeitability, are included at Appendix A to this Agreement.

(a)        Nonqualified Stock Options. Effective as of Saturday, September 1, 2007, (the “Grant Date”), you are hereby awarded a Nonqualified Stock Option (the “Stock Option”), exercisable for 264,300 shares of Delta Common Stock, par value $0.0001 per share (“Common Stock”). The exercise price of the shares subject to the Stock Option will be the closing price of a share of Common Stock on the New York Stock Exchange on Friday, August 31, 2007.

(b)        Restricted Stock. As of the Grant Date, you are hereby awarded 341,900 shares of Restricted Stock.

(c)        Performance Award. As of the Grant Date, you are hereby awarded a Performance Award for 124,300 shares of Common Stock at the target level.

2.         Restrictive Covenants. In exchange for the Award, you hereby agree as follows:

(a)       Trade Secrets. You hereby acknowledge that during the term of your employment with Delta Air Lines, Inc., its subsidiaries and affiliates (“Delta”), you will acquire knowledge of secret, confidential and proprietary information regarding Delta and its business that fits within the definition of “trade secrets” under the law of the State of Georgia, including, without limitation, information regarding Delta’s present and future operations, its financial operations, marketing plans and strategies, alliance agreements and relationships, its compensation and incentive programs for employees, and the business methods used by Delta and its employees, and other information which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (each, a “Trade Secret”). You hereby agree that for so long as such information remains a Trade Secret as defined by Georgia law, you will hold in a fiduciary capacity for the benefit of Delta and shall not directly or indirectly make use of, on your own behalf or on behalf of others, any Trade Secret, or transmit, reveal or disclose any Trade Secret to any person, concern or entity. Nothing in this Agreement is intended, or shall be construed, to limit the protections of any applicable law protecting trade secrets.

(b)         Confidential or Proprietary Information. You further agree that you will hold in a fiduciary capacity for the benefit of Delta, and, during the term of your employment with Delta and for the two year period after such employment terminates, shall not directly or indirectly use or disclose, any Confidential or Proprietary Information, as defined hereinafter, that you acquire (whether or not developed or compiled by you and whether or not you were authorized to have access to such Confidential or Proprietary Information) during the term of, in the course of, or as a result of your employment by Delta. Subject to the provisions set forth below, the term “Confidential or Proprietary Information” as used in this Agreement means the following secret, confidential and proprietary information of Delta not otherwise included in the definition of Trade Secret: all marketing, alliance, advertising and sales plans and strategies; all pricing information; all financial, advertising and product development plans and strategies; all compensation and incentive programs for employees; all alliance agreements, plans and processes; all plans, strategies, and agreements related to the sale of assets; all third party provider agreements, relationships, and strategies; all business methods and processes used by Delta and its employees; all personally identifiable information regarding Delta employees, contractors, and applicants; and all lists of actual or potential customers or suppliers maintained by Delta. The term “Confidential and Proprietary Information” does not include information that has become generally available to the public by the act of one who has the right to disclose such information. Nothing in this Agreement is intended, or shall be construed, to limit the protections of any applicable law protecting confidential or proprietary information.

(c)        Employee Non-Solicitation Agreement. During the term of your employment with Delta and during the one-year period following the termination of such employment, you will not directly or indirectly (on your own behalf or on behalf of any other person, company, partnership, corporation or other entity), employ or solicit for employment any individual who is a management or professional employee of Delta for employment with any entity or person other than Delta or solicit, encourage or induce any such person to terminate their employment with Delta. The restrictions set forth in this Section shall be limited to those Delta management or professional employees who: (i) were employed by Delta during your employment in a supervisory or administrative job; and (ii) with whom you had material professional contact during your employment with Delta.

(d)       Non-Competition Agreement. During the term of your employment with Delta and for the one-year period following the termination of such employment, you will not on your own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, provide the same or substantially similar services, as an employee, consultant, partner, or in any other capacity, to any of the following entities, which you hereby acknowledge are all competitors of Delta: AMR Corporation, American Airlines, Inc., Continental Airlines, Inc., Southwest Airlines Co., UAL Corporation, United Air Lines, Inc., US Airways, Inc., Jet Blue Airways, Inc., AirTran Airways, Inc., or Northwest Airlines, Inc. (individually and collectively, the “Competitor”). This restriction shall only apply to the extent that you may not provide services to the Competitor: (a) while working within a fifty (50)

2

mile radius of the city limits of Atlanta, Georgia; or (b) while working out of or within a fifty (50) mile radius of the corporate headquarters of the Competitor.

(e)         Return of Property. You hereby agree that all property belonging to Delta, including records, files, memoranda, reports, personnel information (including benefit files, training records, customer lists, operating procedure manuals, safety manuals, financial statements, price lists and the like), relating to the business of Delta, with which you come in contact in the course of your employment (hereinafter “Delta’s Materials”) shall, as between the parties hereto, remain the sole property of Delta. You hereby warrant that you shall promptly return all originals and copies of Delta’s Materials to Delta at the time your employment terminates.

(f)    Cooperation. You hereby agree that you shall, both during and after your employment with Delta, to the extent requested in writing and reasonable under the circumstances, cooperate with and serve in any capacity requested by Delta in any pending or future litigation in which Delta has an interest, and regarding which you, by virtue of your employment with Delta, have knowledge or information relevant to the litigation.

3.         Dispute Resolution. (a) Arbitration. You hereby agree that except as expressly set forth below, all disputes and any claims arising out of or under or relating to the Award or this Agreement, including without limitation any dispute or controversy as to the validity, interpretation, construction, application, performance, breach or enforcement of this Agreement, shall be submitted for, and settled by, mandatory, final and binding arbitration in accordance with the Commercial Arbitration Rules then prevailing of the American Arbitration Association. Unless an alternative locale is otherwise agreed in writing by the parties to this Agreement, the arbitration shall be conducted in the City of Wilmington, Delaware. The arbitrator will apply Delaware law to the merits of any dispute or claim without reference to rules of conflicts of law. Any award rendered by the arbitrator shall provide the full remedies available to the parties under the applicable law and shall be final and binding on each of the parties hereto and their heirs, executors, administrators, successors and assigns and judgment may be entered thereon in any court having jurisdiction. You hereby consent to the personal jurisdiction of the state and federal courts in the State of Delaware for any action or proceeding arising from or relating to any arbitration under this Agreement. The prevailing party in any such arbitration shall be entitled to an award by the arbitrator of all reasonable attorneys’ fees and expenses incurred in connection with the arbitration. However, Delta will pay all fees associated with the American Arbitration Association and the arbitrator. All parties must initial here for this Section 3 to be effective:

/s/ RHA     Richard H. Anderson

/s/ DRG     Delta Air Lines, Inc.—David Goode, Chairman of the Personnel & Compensation Committee of the Board

(b)        Injunctive Relief in Aid of Arbitration; Forum Selection. You hereby acknowledge and agree that the provisions contained in Section 2 of this Agreement are reasonably necessary to protect the legitimate business interests of Delta, and that any breach of any of these provisions will result in immediate and irreparable injury to Delta for which monetary damages will not be an adequate remedy. You further acknowledge that if any such provision is breached or threatened to be breached, Delta will be entitled to seek a temporary restraining order, preliminary injunction or other equitable relief in aid of arbitration in any court of competent jurisdiction without the necessity of posting a bond, restraining you from continuing to commit any violation of the covenants, and you

3

hereby irrevocably consent to the jurisdiction of the state and federal courts of the State of Delaware, with venue in Wilmington, which shall have jurisdiction to hear and determine any claim for a temporary restraining order, preliminary injunction or other equitable relief brought against you by Delta in aid of arbitration.

(c)        Consequences of Breach. Furthermore, you acknowledge that, in partial consideration for the awards described in the Plan and this Agreement, Delta is requiring that you agree to and comply with the terms of Section 2 and you hereby agree that without limiting any of the foregoing, should you violate any of the covenants included in Section 2 above, you will not be entitled to and shall not receive any Awards under the Plan and this Agreement and any outstanding Awards will be forfeited.

(d)        Tolling. You further agree that in the event the enforceability of any of the restrictions as set forth in Section 2 of this Agreement are challenged and you are not preliminarily or otherwise enjoined from breaching such restriction(s) pending a final determination of the issues, then, if an arbitrator finds that the challenged restriction(s) is enforceable, the time period set forth in such Section shall be deemed tolled upon the filing of the arbitration or action seeking injunctive or other equitable relief in aid of arbitration, whichever is first in time, until the dispute is finally resolved and all periods of appeal have expired.

(e)    Governing Law. Unless governed by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws of that State.

(f)        Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, YOU HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS INCLUDES, WITHOUT LIMITATION, ANY DISPUTE CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF DELTA OR YOU, OR ANY EXERCISE BY DELTA OR YOU OF OUR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS AGREEMENT. YOU FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR DELTA TO ISSUE AND ACCEPT THIS AGREEMENT.

4.       Validity; Severability. In the event that one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, such holding shall not affect any other provisions in this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

5.         Authority of the Committee. You acknowledge and agree that the Committee has the sole and complete authority and discretion to construe and interpret the terms of the Plan and this Agreement. All determinations of the Committee shall be final and binding for all purposes and upon all persons, including, without limitation, you and the Company, and your heirs and successors. The Committee shall be under no obligation to construe this Agreement or

4

treat the Award in a manner consistent with the treatment provided with respect to other Awards or Participants.

6.         Amendment.    This Agreement may not be amended or modified except by written agreement signed by you and Delta.

7.         Acknowledgement. By signing this Agreement: (a) you acknowledge that you have had a full and adequate opportunity to read this Agreement and you agree with every term and provision herein, including without limitation, the terms of Sections 2, 3, 4, and 5; (b) you acknowledge that you have received and had a full and adequate opportunity to read the Plan; (c) you agree, on behalf of yourself and on behalf of any designated beneficiary and your heirs, executors, administrators and personal representatives, to all of the terms and conditions contained in this Agreement and the Plan; and (d) you consent to receive all material regarding any awards under the Plan, including any prospectuses, electronically with an e-mail notification to your work e-mail address.

8.         Entire Agreement. This Agreement, together with the Plan (the terms of which are made a part of this Agreement and are incorporated into this Agreement by reference), constitutes the entire agreement between you and Delta with respect to the Award.

9.          Acceptance of this Award. If you agree to all of the terms of this Agreement and would like to accept this Award, you must sign and date the Agreement where indicated below and return an original signed version of this Agreement to Mary Steele, either by hand or by mail to Department 936, P.O Box 20706, Atlanta, Georgia 30320. If you have any questions regarding how to accept your Award, please contact Ms. Steele at (404) 715-6333. Delta hereby acknowledges and agrees that its legal obligation to make the Award to you shall become effective when you sign this Agreement.

You and Delta, each intending to be bound legally, agree to the matters set forth above by signing this Agreement, all as of the date set forth below.

DELTA AIR LINES, INC.

By:	/s/ David R. Goode
Name: David Goode Title: Chairman Personnel & Compensation Committee of the Board of Directors

PARTICIPANT
/s/ Richard H. Anderson
Richard H. Anderson
Date: 29 August 2007

5

APPENDIX A

The terms of this Appendix A shall apply to the Award set forth in the Delta 2007 Performance Compensation Plan Award Agreement to which this Appendix is attached. Words beginning with a capital letter which are used but not otherwise defined in this Appendix have the meaning set forth in the Agreement or the Plan. For purposes of Appendix A, Richard H. Anderson is referred to as “Participant.” This Award will be ignored for purposes of determining whether Participant has suffered a reduction that constitutes Good Reason under subsection 2(p)(v) or 2(p)(vi) of the Plan.

A.	STOCK OPTION.

1.          Exercise Period. Subject to the terms of the Plan, including Section A of this Appendix A, the Stock Option (a) shall become exercisable with respect to one-third of the Shares on each of the first, second and third anniversaries of the Grant Date1; and (b) shall be exercisable through and including the day immediately preceding the tenth anniversary of the Grant Date (“Expiration Date”).

2.         Change in Exercisability and Exercise Period upon Termination of Employment. The exercisability of the Option and the exercise period set forth in Section A.1 of this Appendix A is subject to the following terms and conditions:

(a)        Without Cause or For Good Reason. Upon Participant’s Termination of Employment by the Company without Cause or by Participant for Good Reason (including the Termination of Employment of any Participant employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate), the Option shall become fully and immediately exercisable and shall remain exercisable, in whole or in part, during the period: (i) beginning on the date of such termination; and (ii) ending on the earlier of (A) the second anniversary of such termination or (B) the Expiration Date.

(b)        Voluntary Resignation. Upon Participant’s Termination of Employment by reason of a voluntary resignation (other than for Good Reason): (i) any portion of the Option that is not exercisable at the time of such termination shall be forfeited; and (ii) any portion of the Option that is exercisable at the time of such termination shall remain exercisable until the earlier of (A) 90 days after such termination or (B) the Expiration Date.

(c)        Death or Disability. Upon Participant’s Termination of Employment due to death or Disability, the Option shall become fully and immediately exercisable and shall remain exercisable, in whole or in part, during the period: (i) beginning on the date

_________________________

1 The number of Shares subject to each installment will be equal to the total number of Shares subject to the Option divided by three; provided, that if this formula results in any fractional Share allocation to any Option Installment, the number of Shares in the first installment will be increased so that only full shares are covered by each installment.

of such termination; and (ii) ending on the earlier of (A) the third anniversary of such termination or (B) the Expiration Date.

(d)       For Cause. Upon Participant’s Termination of Employment by the Company for Cause, the Option shall be immediately forfeited.

3.        Change in Control. Subject to Section D of this Appendix A, upon a Change in Control which occurs prior to Participant’s Termination of Employment, the Option shall become fully and immediately exercisable and shall remain exercisable, in whole or in part, during the period (i) beginning on the date of such Change in Control; and (ii) ending on the Expiration Date; provided, however, that the unexercised portion of the Option shall be immediately forfeited upon Participant’s Termination of Employment by the Company for Cause; provided, further, that upon Participant’s Termination of Employment for any reason other than by the Company for Cause, the period to exercise the Option will end on the earlier of (i) the third anniversary of such termination or (ii) the Expiration Date.

B.	RESTRICTED STOCK

1.          Restrictions. Until the restrictions imposed by this Section B.1 (the “Restrictions”) have lapsed pursuant to Section 2, 3, 4, or 5 below, Participant will not be permitted to sell, exchange, assign, transfer, pledge or otherwise dispose of the Restricted Stock and the Restricted Stock will be subject to forfeiture as set forth below.

2.         Lapse of Restrictions--Passage of Time. Subject to the terms of the Plan and the Agreement, including Section B of this Appendix A, the Restrictions shall lapse and be of no further force or effect with respect to one-third of the Shares of Restricted Stock six (6) months after the Grant Date, with respect to one-third of the Shares of Restricted Stock eighteen (18) months after the Grant Date and with respect to one-third of the Shares of Restricted Stock thirty (30) months after the Grant Date.2

3.         Accelerated Lapse of Restrictions. If, at any time during the twelve (12) month period commencing on October 30, 2007, the aggregate market value of all outstanding Shares is at least $14,000,000,000 for ten (10) consecutive trading days, as determined by the closing price of the Shares on the New York Stock Exchange, the Restrictions shall lapse and be of no further force or effect on the last day of such twelve (12) month period, provided that Participant has not had a Termination of Employment prior to such day.

4.         Lapse of Restrictions/Forfeiture upon Termination of Employment. In addition to the other provisions of the Plan and this Agreement, the Restricted Stock and the Restrictions set forth in Section B of this Appendix A are subject to the following terms and conditions:

_________________________

2 The number of Shares subject to each installment will be equal to the total number of Shares subject to the Restricted Stock Award divided by three; provided, that if this formula results in any fractional Share allocation to any installment, the number of Shares will be adjusted in the same manner as described in footnote 1 above.

(a)        Without Cause or For Good Reason. Upon Participant’s Termination of Employment by the Company without Cause or by Participant for Good Reason, the Restrictions shall immediately lapse and be of no further force or effect as of the date of such termination.

(b)        Voluntary Resignation. Upon Participant’s Termination of Employment by reason of a voluntary resignation (other than for Good Reason), any portion of the Restricted Stock subject to the Restrictions shall be forfeited as of the date of such termination.

(c)        Death or Disability. Upon Participant’s Termination of Employment due to death or Disability, the Restrictions shall immediately lapse and be of no further force or effect as of the date of such termination.

(d)       For Cause. Upon Participant’s Termination of Employment by the Company for Cause, any portion of the Restricted Stock subject to the Restrictions shall be forfeited as of the date of such termination.

5.         Change in Control. Subject to Section D of this Appendix A, upon a Change in Control which occurs prior to Participant’s Termination of Employment, the Restrictions shall immediately lapse on the date of such Change in Control and be of no further force or effect as of such date.

6.         Dividends. In the event a cash dividend shall be paid in respect of Shares at a time the Restrictions on the Restricted Stock have not lapsed, Participant shall receive the dividend.

C.	LONG-TERM PERFORMANCE AWARDS.

1.          Payout Criteria. Except as otherwise expressly set forth in this Appendix A, the actual number of Shares paid, if any, to Participant under the Performance Award will be based on (a) the Company’s EBITDAR performance and (b) the occurrence of a contemporaneous annual payout under the Company’s broad-based employee Profit Sharing Program (a “Profit Sharing Payout”), as described below.

2.         Annual Vesting Opportunities for 2007 and 2008. Subject to the terms of the Plan and the Agreement, including Section C of this Appendix A, Performance Awards will be subject to the following vesting opportunities in 2007 and 2008.

(a)        Calendar Year 2007. If the Company (i) has achieved EBITDAR of at least $2,838,000,000 for the year ending December 31, 2007 and (ii) made a Profit Sharing Payout for 2007, a number of Shares equal to 15% of the Performance Award (rounded up to the nearest whole share) shall vest and be paid.

(b)        Calendar Year 2008. If the Company (i) has achieved cumulative EBITDAR of at least $6,295,000,000 for the two year period ending December 31, 2008 and (ii) made a Profit Sharing Payout for 2008, a number of Shares equal to 15% of the Performance Award (rounded up to the nearest whole share) shall vest and be paid.

(c)        Condition Precedent. No Performance Awards will vest or be paid under this Section C.2 with respect to any year for which there is no Profit Sharing Payout.

(d)       Timing of Payment. The Company will pay Performance Awards that vest under this Section C.2 as soon as practicable after the determination that the payment criteria described in this Section have been met.

3.         Vesting Opportunity for 2009; Payment of Vested Shares. Subject to the terms of the Plan and the Agreement, including Section C of this Appendix A, the Performance Award shall vest, as described in this Section 3, as of December 31, 2009, to the extent the Company meets or exceeds the EBITDAR goals described below. If the Company does not meet the Threshold Level, as defined below, any unpaid portion of the Performance Award will lapse and become void as of December 31, 2009.

(a)        Threshold Vesting. If the Company has achieved cumulative EBITDAR of $7,433,000,000 (“Threshold Level”) for the three year period ending December 31, 2009, the Performance Award will vest with respect to a number of Shares equal to (i) 50% of the Performance Award, (ii) minus the number of Shares, if any, paid to Participant under Section C.2 above. The remaining unvested portion of the Performance Award will lapse and become void.

(b)        Target Vesting. If the Company has achieved cumulative EBITDAR of $9,911,000,000 (“Target Level”) for the three year period ending December 31, 2009, the Performance Award will vest with respect to a number of Shares equal to (ii) 100% of the Performance Award, (ii) minus the number of Shares, if any, paid to Participant under Section C.2 above.

(c)        Maximum Vesting. If the Company has achieved cumulative EBITDAR of at least $11,849,000,000 (“Maximum Level”) for the three year period ending December 31, 2009, the Performance Award will vest with respect to a number of Shares equal to (i) 150% of the Performance Award, (ii) minus the number of Shares, if any, paid to Participant under Section C.2 above.

(d)        Vesting by Interpolation. If the Company has achieved cumulative EBITDAR for the three year period ending December 31, 2009 which is above the Threshold Level but below the Target Level, or above the Target Level but below the Maximum Level, the Performance Award will vest with respect to a number of Shares equal to (i) the Specified Percentage of the Performance Award, (ii) minus the number of Shares, if any, paid to Participant under Section C.2 above. For purposes of this Section 3(d), the “Specified Percentage” will be determined by interpolating on a straight line basis as follows: (i) between Threshold Level (at which 50% of the Performance Award vests) and Target Level (at which 100% of the Performance Award vests) if the Company’s cumulative EBITDAR for the three year period ending December 31, 2009 is above the Threshold Level and below the Target Level; and (ii) between Target Level (at which 100% of the Performance Award vests) and Maximum Level (at which 150% of the Performance Award vests) if the Company’s cumulative EBITDAR for the three year period ending December 31, 2009 is above the Target Level and below the Maximum Level.3

_________________________

3 The interpolation calculation is a four step process. The following is the calculation for a cumulative EBITDAR that is between Threshold Level and Target Level:

Step 1: Subtract the cumulative EBITDAR achieved from $9,911,000,000 (Target Level).

Step 2: Divide the total in Step 1 by $2,478,000,000 (the difference between Target Level and Threshold Level).

Step 3: Multiply the result of Step 2 by 50% or 0.50 (the difference between 100% target vesting and 50% threshold vesting). Round up to the nearest thousandth; in other words, 0.456908 would be rounded up to 0.457

Step 4: The fraction resulting from Step 3 is the percentage subtracted from the 100% target vesting level to determine the actual percentage of the Participant’s Performance Award that will vest.

(e)        Definition of EBITDAR. “EBITDAR” means, with respect to any fiscal period of the Company, an amount equal to the consolidated operating income of the Company and its subsidiaries during such fiscal period, determined prior to the charges, costs, and expenses associated with depreciation, amortization, and aircraft rent, based on regularly prepared and publicly available statements of operations of the Company, prepared in accordance with generally accepted accounting principals (“GAAP”); provided, however, that EBITDAR shall be adjusted to exclude the following items, in each case as determined by the Committee, where applicable, in accordance with GAAP and only to the extent to which these items impact the Company’s consolidated operating income: (i) all asset write downs related to long term assets; (ii) gains or losses with respect to employee equity securities; (iii) gains or losses incurred as a consequence of “fresh start accounting”; and (iv) gains or losses with respect to extraordinary, one-time or non-recurring events.

(f)         Condition Precedent. No Shares that vested under this Section C.3 will be paid to Participant until there is a Profit Sharing Payout for 2009 or a subsequent year.

(g)        Timing of Payment. The Company will pay Participant any Shares that vest under this Section C.3 as soon as practicable after the determination that the payment criteria described in this Section have been met.

4.         Accelerated Vesting/Forfeiture upon Termination of Employment. In addition to the other provisions of the Plan and this Agreement, the Performance Award is subject to the following terms and conditions:

(a)        Without Cause or For Good Reason. Upon Participant’s Termination of Employment by the Company without Cause or by Participant for Good Reason (including the Termination of Employment of Participant is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate), Participant will be entitled to any Shares that become payable under Section C.2 and/or Section C.3 in the same manner and to the same extent as if Participant’s employment had continued.

(b)        Voluntary Resignation. Upon Participant’s Termination of Employment by reason of a voluntary resignation (other than for Good Reason), Participant will immediately forfeit any unpaid portion of the Performance Award as of the date of such termination.

(c)        Death or Disability. Upon Participant’s Termination of Employment by reason of death or Disability, the number of Shares subject to the target Performance

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Award as of the date of such termination will be recalculated and will be the result of the following formula (the “Adjusted Performance Award”): S × (T ÷ E) where,

S = the total number of Shares subject to Participant’s Performance Award as of the Grant Date;

T = the number of calendar months from the Grant Date to the date of such Termination of Employment (rounded up for any partial month); and

E = the number of calendar months from the Grant Date to December 31, 2009 (rounded up for any partial month).

The Shares subject to the Adjusted Performance Award will become immediately vested and will be paid as soon as practicable thereafter to Participant or Participant’s estate, as applicable.

(d)       For Cause. Upon Participant’s Termination of Employment by the Company for Cause, Participant will immediately forfeit any unpaid portion of the Performance Award as of the date of such termination.

5.      Change in Control. Subject to Section D of this Appendix A, upon a Change in Control, any Performance Award not previously forfeited under Section 4(b) or Section 4(d), or settled under Section 4(c), shall immediately vest and be paid to Participant as soon as practicable without regard to whether a Profit Sharing Payout has been made. The number of Shares to be paid to Participant in respect of the Performance Award shall be equal to 100% of the number of Shares subject to the Performance Award minus the number of Shares paid, if any, under Section C.2 above to Participant.

D.	Gross-Up for Certain Taxes.

1.          Gross-Up Payments. In the event that Participant becomes entitled to benefits under the Plan, the Company shall pay to Participant an additional lump sum payment (the “Gross-Up Payment”), in cash, equal to the amounts, if any, described in sub-section (a), subject to sub-section (b), below:

(a) Subject to sub-section (b) below, if any portion of any payment under the Plan, when taken together with any payment under any other agreement with or plan of the Company (in the aggregate “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Participant shall be entitled under this paragraph to an additional amount such that after payment by Participant of all Participant’s applicable federal, state and local taxes, including any Excise Tax, imposed upon such additional amount, Participant will retain an amount sufficient to pay the Excise Tax imposed on the Total Payments.

(b) Notwithstanding the provisions of sub-section (a) above, if it shall be determined that Participant would be entitled to a Gross-Up Payment, but that the Total Payments would not be subject to the Excise Tax if the Total Payments were reduced by an amount that is less than 10% of the portion of the Total Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to Participant shall be reduced (but not below zero) to the maximum amount that could be paid to Participant without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to Participant. Such reduction of the amounts payable to the Safe Harbor Cap, if applicable, shall be made by reducing payments comprising the Total Payments in such order as elected by Participant.

The amounts payable under this Section D.1 shall be paid by the Company as soon as practicable (but in no event more than 30 days) after the occurrence of the events giving rise to Participant’s right to benefits under the Plan.

2.          Determinations. In the event of a Change in Control, all determinations required to be made under Section D.1 above, including the amount of the Gross-Up Payment, whether a payment is required under Section D.1 above, and the assumptions to be used in determining the Gross-Up Payment, shall be made by the nationally recognized accounting firm generally used by the Company as its financial auditor (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Participant within twenty business days of the receipt of notice from Participant that there has been an event giving rise to the right to benefits under Section D.1 above, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for a person effecting the Change in Control or is otherwise unavailable, Participant may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

3.          Subsequent Redeterminations. Unless requested otherwise by the Company, Participant must use reasonable efforts to contest in good faith any subsequent determination by the Internal Revenue Service that Participant owes an amount of Excise Tax greater than the amount previously determined under paragraph (a); provided, however, that Participant shall be entitled to reimbursement by the Company of all fees and expenses reasonably incurred by Participant in contesting such determination. In the event the Internal Revenue Service or any court of competent jurisdiction determines that Participant owes an amount of Excise Tax that is either greater or less than the amount previously taken into account and paid under Section D.1, the Company shall promptly pay to Participant, or Participant shall promptly repay to the Company, as the case may be, the amount of such excess or shortfall. In the case of any payment that the Company is required to make to Participant pursuant to the preceding sentence (a “Later Payment”), the Company shall also pay to Participant an additional amount such that after payment by Participant of all Participant’s applicable federal, state and local taxes on such additional amount, Participant will retain an amount sufficient to pay the total of Participant’s applicable federal, state and local taxes arising due to the Later Payment. In the case of any repayment of Excise Tax that Participant is required to make to the Company pursuant to the second sentence of this Section D.3, Participant shall also repay to the Company the amount of any additional payment received by Participant from the Company in respect of applicable federal, state and local taxes on such repaid Excise Tax, to the extent Participant is entitled to a refund of (or has not yet paid) such federal, state or local taxes.